EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Agrees to Settle Dispute with European Uracyst Licensee

LONDON, ONTARIO--(MARKET WIRE)—September 11, 2007 -- Stellar Pharmaceuticals Inc., (TSXV:SLX.V) (OTC BB:SLXCF.OB) ("Stellar" or the “Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced it has agreed to a settlement of its previously disclosed dispute with its European licensee of Uracyst products, G. Pohl-Boskamp GmbH & Co. ("Pohl-Boskamp").

Under the terms of the settlement agreement the parties have agreed that the license agreement will remain in full force and effect until March 31, 2008.  Further, Pohl-Boskamp has agreed to pay Stellar the sum of €200,000, payable in two equal installments of €100,000.  The first installment of €100,000 shall be paid on or before September 20, 2007 and the second installment of €100,000 shall be paid on or before December 31, 2007.   In addition, the royalty payments for the second quarter of 2007 will be due and payable together with the first installment of €100,000.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

     Stellar Pharmaceuticals Inc.

     Peter Riehl

     President & CEO

     800) 639-0643 or (519) 434-1540

Or

     Arnold Tenney

     (416) 587-3200